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                                                                    EXHIBIT 12.1

 STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                        (IN THOUSANDS, EXCEPT RATIO DATA)

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
                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                                    -------------   ----------------------------------------------------------
                                                        2002           2001        2000        1999        1998        1997
                                                    -------------   ----------   ---------   ---------   ---------   ---------
Fixed charges and preferred dividends:
   Preferred stock dividend requirement..........   $       4,210   $    3,713   $      --   $      --   $      --   $      --
   Ratio of income before income taxes...........             1.0          1.0         1.0         1.0         1.0         1.0
                                                    -------------   ----------   ---------   ---------   ---------   ---------
   Preferred stock dividend on a pretax basis....           4,210        3,713          --          --          --          --
   Interest expense on debt......................          34,516       58,833      55,482      45,293      31,930      21,367
   Capitalized interest..........................              --        4,798       4,086       1,074         529          --
   Interest element of rent expense..............           3,979        5,195       4,462       3,309       2,440       2,053
   Fixed charges of unconsolidated subsidiary....              --           --          --          --          --          --
                                                    -------------   ----------   ---------   ---------   ---------   ---------
                                                    $      42,705   $   72,539   $  64,030   $  49,676   $  34,899   $  23,420
                                                    =============   ==========   =========   =========   =========   =========
Earnings:
   Income from continuing operations.............   $     (98,197)  $ (211,931)  $ (70,875)  $ (54,979)  $ (34,342)  $ (10,773)
   Extraordinary loss............................              --           --       1,321          --       8,436         508
   Pre-acquisition losses........................              --           --          --          --          --         (74)
   Provision (benefit) for income taxes..........              --           --        (512)         94      (6,454)     (3,324)
   Fixed charges.................................          38,495       68,826      64,030      49,676      34,899      23,420
                                                    -------------   ----------   ---------   ---------   ---------   ---------
                                                    $     (59,702)  $ (143,105)  $  (6,036)  $  (5,209)  $   2,539   $   9,757
                                                    =============   ==========   =========   =========   =========   =========
Ratio of earnings to fixed charges and preferred
 stock dividends ................................              --           --          --          --          --          --
                                                    =============   ==========   =========   =========   =========   =========

Coverage deficiency..............................   $     102,407   $  215,644   $  70,066   $  54,885   $  32,360   $  13,663
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